Filed pursuant to Rule 433
                                                                     May 7, 2007

Pricing Term Sheet for 5.80% Secured Medium Term Notes, Series E Notes due 2037
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                 PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
                       Secured Medium-Term Notes, Series E

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  Issuer: Public Service Electric and Gas Company

  Trade Date: May 7, 2007

  Original Issue Date/Settlement Date: May 14, 2007, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the notes on the date hereof or the next business day will be required, because the notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

  Principal Amount: $350,000,000

  Price to Public: 99.805% of Principal Amount, plus accrued interest from the Original Issue Date if settlement occurs after that date

  Interest Rate: 5.80% per annum

  Interest Payment Dates: May 1 and November 1, commencing November 1, 2007

  Redemption: As specified in Preliminary Pricing Supplement dated May 7, 2007.
    Make Whole to be determined at a discount rate equal to the Treasury Rate plus 20 basis points.

  Maturity Date: May 1, 2037

  CUSIP: 74456QAR7

  Underwriters:
    Banc of America Securities LLC ($108,500,000)
    J.P. Morgan Securities Inc. ($108,500,000)
    Wachovia Capital Markets, LLC ($98,000,000)
    CastleOak Securities, L.P. ($17,500,000)
    Jackson Securities LLC ($17,500,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any agent participating in the offering will arrange to send you these documents if you request them by calling Banc of America Securities LLC at 1-800-294-1322, J.P. Morgan Securities Inc., collect, at 1-212-834-4533 or Wachovia Capital Markets, LLC at 1-866-289-1262.